Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
May 3, 2013	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
LinnCo, LLC	Hamburg	San Francisco
600 Travis Street	Hong Kong	Shanghai
Suite 5100	Houston	Silicon Valley
Houston, Texas 77002	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration Statement No. 187484; Issuance

of common shares representing limited liability company interests

Ladies and Gentleman:

We have acted as special counsel to LinnCo, LLC, a Delaware limited liability company (the “Company”), in connection with the proposed issuance of common shares representing limited liability company interests in the Company (the “Shares”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 20, 2013 (as amended from time to time, the “Merger Agreement”), by and among Berry Petroleum Company, a Delaware corporation, Bacchus HoldCo, Inc., a Delaware corporation, Bacchus Merger Sub, Inc., a Delaware corporation, the Company, Linn Energy, LLC, a Delaware limited liability company and Linn Acquisition Company, LLC, a Delaware limited liability company. The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2013 (Registration No. 333–187484) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary limited liability company action of the Company, and, upon issuance and delivery in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued and, under the

LinnCo, LLC

April 30, 2013

Delaware LLC Act, the recipients of the Shares will have no obligation to make further payments for the Shares or contributions to the Company solely by reason of their ownership of the Shares or their status as members of the Company, and no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP